Exhibit (i)
One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com
April 29, 2021
Clearwater Investment Trust
30 East 7th Street, Suite 200
St. Paul, Minnesota 55101-4930
Re: Registration Statement on Form N-1A
Dear Sir or Madam:
As counsel for Clearwater Investment Trust (the “Trust”), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (File No. 811-05038), and Post-Effective Amendment No. 61 to the Trust’s registration statement relating to the shares of beneficial interest (the “Shares”) of four series of the Trust (the “Funds”) being filed under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 33-12289) (the “Registration Statement”). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.
This opinion is limited to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.
In connection with the opinions set forth herein, we have examined the following Trust documents: the Trust's Amended and Restated Declaration of Trust; the Trust's Amended and Restated By-Laws; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Secretary of the Commonwealth of Massachusetts.
In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust's Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust and as noted below, fully paid and non-assessable beneficial interests in such Shares.
The Trust is an entity commonly known as a Massachusetts business trust. Our opinion above, as it relates to the non-assessability of the Shares, is, therefore, qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and thus, the risk of a shareholder incurring a financial loss on account of shareholder liability is limited to circumstances in which the relevant series itself would be unable to meet its obligations.
With regard to our opinion as to non-assessability, we also note that, pursuant to Section 2 of Article VII of the Declaration of Trust, the Trustees may in their discretion determine that an account administration fee or other similar charge may be deducted directly from the income and other distributions paid on Shares to a Shareholder's account in any Series.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied on a Certificate of the Secretary of the Commonwealth of Massachusetts, dated as of April 28, 2021, and such opinion is limited accordingly and is rendered as of the date of such Certificate.
We hereby consent to the filing of this opinion on behalf of the Trust with the Securities and Exchange Commission in connection with the filing of the Registration Statement. In giving our consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP Dechert LLP